Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS

August 11, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Centenary International, Inc.

Dear Sirs:

We were previously the principal auditors for Centenary International, Inc. (“the Company”), and we reported on the financial statements of the Company for the period from inception, January 1, 2000 to March 31, 2009.  We have read the Company's statements under Item 4.01 of its Form 8-K, dated August 11, 2009, and we agree with such statements.

For the most recent fiscal period through to August 11, 2009, there have been no disagreements between the Company and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499   Fax (702) 253-7501